Exhibit 10.1

FIRST AMENDMENT

TO THE

FRONTIER OIL CORPORATION

OMNIBUS INCENTIVE COMPENSATION PLAN

WHEREAS, Frontier Oil Corporation (the “Company”) maintains the Frontier Oil Corporation Omnibus Incentive Compensation Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan as provided herein;

NOW, THEREFORE, subject to the approval of this First Amendment by the stockholders of the Company at the 2010 annual meeting of stockholders of the Company, the Plan is hereby amended effective as of the date of such 2010 annual meeting as follows:

1.           Section 2, “Dividend Equivalent Rights” or “DERs” shall mean a contingent right to receive an amount of cash equal to the cash dividends paid by the Company with respect to a Share during the period a tandem Stock Unit Award is outstanding.

2.           Section 2, “Performance Criteria,” is amended to read as follows:

“Performance Criteria” shall mean the following business criteria with respect to the Company, any Subsidiary, division or operating unit:  net income per share, net income per share from operations, cash flow, cash flow per share, cash flow from operating activities, cash flow before financing activities, targeted cash balances, compliance with debt covenants, pre-tax income, return on capital employed, return on equity, return on assets, stock price, shareholder return, net income, operating income, earnings before interest, taxes, depreciation and amortization expenses, cost controls, reductions or savings, safety, refinery reliability, and economic value added.  Such targets may be expressed in terms of the Company, a Subsidiary, division or business unit, as determined by the Committee.  The performance measures shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in the Award Agreement and permitted by Section 162(m), shall be subject to adjustment for specified significant extraordinary items or events.  In this regard, performance goals based on stock price shall be proportionately adjusted for any changes in the price due to a stock split.  Performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, or department thereof.  A performance goal need not be based upon an increase or positive result under a business criterion and may be based upon limiting economic losses or maintaining the status quo.

3.           Section 4(a) is amended to read as follows:

(a)           Shares Available.  Subject to adjustment as provided below and in Section 4(c), the maximum aggregate number of Shares that may be delivered with respect to Awards granted under the Plan shall be increased by 7,100,000 Shares so that when added to the Shares initially approved for delivery under the Plan, as adjusted by the 2 for 1 stock split, the total number of shares deliverable under the Plan shall be 18,783,077.  The “initial” 6,000,000 Share pool (adjusted for the 2 for 1 stock split) shall be subject to adjustment as follows:  with respect to each stock-denominated Award, other than an Option or SAR, granted from the initial pool, as adjusted, the number of Shares in such initial pool shall be reduced by 1.7 times the number of Shares subject to such Award.  The “new” 7,100,000 Share pool shall be subject to adjustment as follows: with respect to each stock-denominated Award, other than an Option or SAR, granted from the “new” pool, the number of Shares in the new pool shall be reduced by 1.6 times the number of Shares subject to such Award.  With respect to each Option or SAR granted under the Plan, whether granted under the initial pool or the new pool, the number of Shares in such pool shall be reduced on a 1.0 for 1.0 basis for each Share that is subject to such Award.  SAR Awards to be settled in Shares shall be counted in full against the number of Shares available for delivery under the Plan regardless of the number of Shares actually issued in settlement of any SAR.  If any stock-denominated Award is paid in cash, forfeited or otherwise lapses, expires, terminates or is canceled without the delivery of Shares, then the number of Shares subject to such Award, if not an Option or SAR, shall be added back to the Share pool from which Award was granted and be available for future Awards thereunder on the basis of 1.7 Shares or 1.6 Shares per Share subject to such Award, as applicable, and on a 1.0 for 1.0 basis if such Award was an Option or SAR.  With respect to a dollar-denominated Award that is paid in Shares, the Share pool shall be reduced by 1.7 times or 1.6 times the number of Shares delivered with respect to such dollar-denominated Award, based on the applicable pool from which the Award is satisfied.  Notwithstanding the foregoing, Substitute Awards granted in connection with a business acquisition made by the Company or a Subsidiary, whether an asset purchase, merger or stock acquisition, shall not reduce the number of Shares available in a Share pool.  In addition, Shares withheld or received by the Company to satisfy tax withholding or other payment obligations shall not again be available for future Awards.  Further, no more than 4,000,000 Shares may be granted and delivered with respect to Options that are Incentive Stock Options.  Shares shall be delivered first from the initial Share pool, as adjusted, and then from the new 7,100,000 Share pool.

4.           Section 6(a)(ii) is amended to read as follows:

(ii)           Time and Method of Exercise.  The Committee shall determine and provide in the Award Agreement the time or times at which an Option may be exercised in whole or in part, which may include the achievement of such Performance Criteria as the Committee may determine, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned by the holder, a “cashless-broker” exercise through a program approved by the Company, “netting” or withholding Shares otherwise deliverable on the exercise of the Option, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price of the Option) in which payment of the exercise price with respect thereto may be made or deemed to have been made.

5.           Section 6(e) is amended to read as follows:

(e)           DERs.  To the extent provided by the Committee in its discretion, a DER may be granted in tandem with a Stock Unit.  To the extent so granted, the Committee may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee), or be subject to such vesting provisions or restrictions as determined by the Committee in its discretion.  Absent a provision in the Stock Unit Award Agreement, tandem DERs shall be paid directly to the Participant within 30 days of the date the dividend is paid to stockholders.  DERs may not be granted alone or in tandem with any Award other than a Stock Unit.

6.           Section 8(a) is amended to read as follows:

(a)           With respect to an Award that is exempt from Section 409A, no amendment or action may be taken with respect to the Award that would cause such Award to become subject to Section 409A of the Code.  With respect to an Award that is subject to Section 409A, the terms of the Plan and Agreement shall be construed to comply with Section 409A to the extent applicable.  Further, no amendment or action may be taken with respect to such an Award that would cause the Award to fail to comply with the requirements of Section 409A of the Code.  If the payment of an Award would be subject to the provisions of Section 409A(a)(2)(B)(i) of the Code, such payment (i.e., the number of shares of Stock and/or cash subject to such Award) shall be delayed and paid in a lump sum (without interest) on the first business day that (i) is more than six months after the date such payment otherwise would have been made, (ii) after the Participant’s death, or (iii) such payment would not be subject to the additional tax provided by Section 409A, whichever is earliest.  The applicable provisions of Section 409A and the regulations and guidelines issued thereunder are hereby incorporated by reference and, with respect to an Award that is intended to comply with Section 409A, shall control over any Plan or Award Agreement provision in conflict therewith.

Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this First Amendment shall be read, taken and construed as one and the same instrument.

Executed this April 28, 2010, effective for all purposes as provided above.  If this amendment is not approved at the 2010 annual meeting of the stockholders of the Company, this amendment shall be void for all purposes.

Frontier Oil Corporation

By: /s/ Michael C. Jennings
Name:  Michael C. Jennings
Title: Chairman, President and Chief Executive Officer